EXHIBIT 99.2

Certification Pursuant to 31 C.F.R. § 30.15

I, Carlos J. Vázquez, certify, based on my knowledge, that:

(i) The Compensation Committee of Popular, Inc. has discussed, reviewed, and evaluated with Senior Risk Officer at least every six months during the fiscal year 2015, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Popular, Inc.;

(ii) The Compensation Committee of Popular, Inc. has identified and limited during the fiscal year 2015 any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Popular, Inc. and has identified any features of the employee compensation plans that pose risks to Popular, Inc. and has limited those features to ensure that Popular, Inc. is not unnecessarily exposed to risks;

(iii) The Compensation Committee has reviewed, at least every six months during the fiscal year 2015, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Popular, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The Compensation Committee of Popular Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Compensation Committee of Popular, Inc. will provide a narrative description of how it limited during the fiscal year 2015 the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Popular, Inc.;

(B)	Employee compensation plans that unnecessarily expose Popular, Inc. to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Popular, Inc. to enhance the compensation of a an employee;

(vi) Popular, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the fiscal year 2015 if the bonus payment were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Popular Inc. has prohibited any golden parachute payment, as defined in the regulation and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the fiscal year 2015;

(viii) Popular Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the fiscal year 2015;

(ix) Popular Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the fiscal year 2015; and any expenses that, pursuant to the policy, required approval of the Board of Directors, a Committee of the Board of Directors, an SEO, or an executive officer with similar level of responsibility were properly approved;

(x) Popular Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the fiscal year 2015;

(xi) Popular Inc. will disclose the amount, nature, justification for the offering, during any part of the fiscal year 2015, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payments limitations identified in paragraph (viii);

(xii) Popular Inc. will disclose whether Popular Inc., the Board of Directors of Popular Inc., or the Compensation Committee of Popular Inc. has engaged during any part of the fiscal year 2015 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Popular Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of fiscal year 2015;

(xiv) Popular Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Popular Inc. and Treasury, including any amendments;

(xv) Popular Inc. has submitted to Treasury a complete and accurate lists of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Dated:	February 29, 2016

/s/ Carlos J. Vázquez
Carlos J. Vázquez
Chief Financial Officer
Popular, Inc.